Exhibit 99.1

FOR IMMEDIATE RELEASE

PERVASIP SIGNS AGREEMENT TO PAY $1.7 MILLION TO RETIRE $13.9 MILLION OF DEBT

WHITE PLAINS, N.Y. — February 6, 2012 – Pervasip Corp. (OTCQB: PVSP) (the “Company”), a provider of Voice over Internet Protocol (“VoIP”) telephone services, announced today that the Company’s secured lenders have agreed to sell $13,949,086 of the Company’s debt to JDM Group, LLC (“JDM Group”).

JDM Group has contracted with the Company’s lenders to pay $1,500,000 over a ten-month period to purchase the debt, such purchases to commence on February 15th.  Pursuant to a separate agreement, the Company has agreed to pay JDM Group $1,700,000 over the same time period to retire the debt JDM Group has acquired from the Company’s lenders.

“This agreement is extremely helpful to our balance sheet, as it is designed to relieve the Company of $13,949,086 in debt for a cost of only $1,700,000,” said Paul Riss, Pervasip’s Chief Executive Officer.  “We know how much it will cost us to retire our debt, and we are confident that we will be able to plan the required payments so that the debt is extinguished in its entirety by year end.  As a result, we believe we will be well-positioned for incremental growth as an international service provider for video phones and the rapidly growing VoIP mobile application marketplace.”

About Pervasip

Pervasip Corp. delivers wholesale VoIP telephone services for the residential and small business markets.  It differentiates itself through a unique combination of high quality voice services, flexible back-office capabilities and automated provisioning systems. Pervasip recently entered the mobile VoIP services and applications arena, which is expected to approach 300 million users by 2013. It offers a feature-rich, low-cost, high-quality alternative to traditional phone services. For more information, please visit www.voxcorp.net.

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements.  These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements.  Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.  We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.